Exhibit 10.19.3

ADDENDUM NO. 3 TO QUOTA SHARE RETROCESSION AGREEMENT
This Addendum No. 3 is made and entered into as of the 30th day of August, 2018, and amends the Quota Share Retrocession Agreement (the "Agreement"), dated as of January 1, 2014, by and between Watford Re Ltd. as the "Company" and Arch Reinsurance Ltd. as the "Retrocessionaire."
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and in the Agreement, the parties, intending to be bound in contract, hereby agree as follows:

1.	ARTICLE 20, REDUCTIONS IN CEDED PERCENTAGE, shall be deleted in its entirety and shall be left intentionally blank.

2.	The definition of "Ceded Percentage" shall be replaced by the following:
"Ceded Percentage" means 15%

IN WITNESS WHEREOF, the parties have executed this Addendum No. 3 as of the date first written above.

WATFORD RE LTD.

By:	/s/ John Rathgeber
Name:	John Rathgeber
Title:	CEO

ARCH REINSURANCE LTD

By:	/s/ Maamoun Rajeh
Name:	Maamoun Rajeh
Title:	Director